Exhibit 99.1

January 30, 2018

Franklin Financial Reports 2017 Earnings; Declares Dividend

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported a net loss of $7.3 million for the fourth quarter ended December 31, 2017, as compared to third quarter 2017 earnings of $3.1 million and fourth quarter 2016 earnings of $1.7 million. Net income for the year was $2.2 million compared with $8.1 million in 2016, a decrease of 73.1%. On a per share basis, diluted earnings were -$1.67 for the quarter ended December 31, 2017 and $0.50 for the year, compared to $0.40 and $1.88 for the same periods in 2016.

Results for the fourth quarter and the year-to-date period were affected by a $10 million pre-tax expense related to the accrual for a legal settlement and additional tax expense of $2.3 million due to the remeasurement of net deferred tax assets (DTA). The legal settlement is described in the Corporation’s current report on Form 8-K filed on January 2, 2018. The remeasurement of the DTA was necessary as a result of the passage of the Tax Cuts and Jobs Act (the Act) in December 2017 that reduced the Corporation’s statutory tax rate from 34% to 21%. Passage of the Act is expected to reduce the Corporation’s income tax expense in 2018 and on an ongoing basis.

Without the effect of the legal reserve and the DTA remeasurement, net income would have been $2.9 million for the fourth quarter, a 4.8% decrease as compared to third quarter 2017 earnings, and $12.4 million for the year, a 52.9% increase as compared to the same period in 2016. Likewise, diluted earnings per share would have been $0.67 for the fourth quarter and $2.84 for the year. See the GAAP to Non-GAAP reconciliation of these numbers included in this release.

Compared to the fourth quarter of 2016, net interest income increased 7.7%. For the year, net interest income increased $2.7 million and the net interest margin increased to 3.72%. The provision for loan loss expense was $250 thousand for the fourth quarter of 2017, the same as the prior quarter, and $200 thousand less than the fourth quarter of 2016. Year-over-year the provision for loan losses decreased by $3.1 million, as a result of an improvement in credit quality. The 2016 provision for loan losses was affected by a $2.7 million charge-off on one commercial loan. Noninterest income remained stable for the quarter at $3.1 million and showed a 5% increase year-over-year, primarily the result of an increase in investment and trust service fees. Noninterest expense for the quarter and year-to-date period was affected by the $10 million legal reserve. Absent this expense, noninterest expense for the year was essentially unchanged as compared to 2016.

“Despite the one-time expenses that were reflected in our fourth quarter earnings, the core performance of the bank was very strong,” said Timothy G. Henry, President and CEO. “We continue to be well capitalized, and we have expanded our net interest margin, improved loan quality, and grown our noninterest income. We are looking at 2018 with great expectations as we start the year with a robust commercial loan pipeline and numerous opportunities to expand relationships with customers.”

Total assets at December 31, 2017 were $1.2 billion, a 9.1% increase when compared with total assets at December 31, 2016. Net loans increased 5.6% to $931.9 million, and total deposits increased 6.6% to $1.1 billion for the fourth quarter of 2017 over the same period last year. Additionally, the market value of assets under management and held at third-party brokers increased 10.4% to $845.0 million ($686.9 million and $158.1 million, respectively).

The Board of Directors of Franklin Financial Services Corporation declared a $0.24 per share regular cash dividend for the first quarter of 2018. This compares to a $0.21 per share regular cash dividend for the first quarter of 2017, representing a 14.3% increase.

The regular quarterly cash dividend will be paid on February 28, 2018 to shareholders of record at the close of business on February 2, 2018.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Performance (1)	For the Three Months Ended					For the Twelve Months Ended
(Dollars in thousands, except per share data)	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	2017	2016	% Change

Interest income	$10,339	$10,063	$9,938	$9,546	$9,544	$39,885	$36,979	7.9
Interest expense	691	629	590	581	589	2,491	2,245	11.0
Net interest income	9,648	9,434	9,348	8,965	8,955	37,394	34,734	7.7
Provision for loan losses	250	250	50	120	450	670	3,775	(82.3)
Noninterest income	3,137	2,971	3,155	2,925	2,992	12,189	11,605	5.0
Noninterest expense	18,750	8,305	8,161	7,957	9,670	43,172	33,175	30.1
(Loss) income before income taxes	(6,215)	3,850	4,292	3,813	1,827	5,741	9,389	(38.9)
Income taxes	1,048	774	950	793	104	3,565	1,302	173.8
Net (loss) income	$(7,263)	$3,076	$3,342	$3,020	$1,723	$2,176	$8,087	(73.1)

Diluted earnings per share	$(1.67)	$0.70	$0.77	$0.70	$0.40	$0.50	$1.88	(73.4)
Regular cash dividends paid	$0.24	$0.24	$0.24	$0.21	$0.21	$0.93	$0.82	13.4

(1) Due to rounding, the sum of the quarters may not equal the amount reported for the year

	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Balance Sheet Highlights (as of)
Total assets	$1,179,813	$1,165,549	$1,134,655	$1,131,134	$1,127,443
Investment securities	127,336	132,322	136,036	137,182	143,875
Loans, net	931,908	899,960	890,107	892,251	882,798
Deposits	1,047,181	1,033,148	1,007,378	1,006,594	982,120
Shareholders' equity	115,144	124,580	122,360	119,178	116,493

Assets Under Management (fair value)
Investment and Trust Services	686,941	662,733	652,862	639,110	622,630
Held at third party brokers	158,145	153,200	150,800	147,676	142,676

	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Performance Ratios (as of or for the period ended)
Return on average assets	0.19%	1.11%	1.13%	1.08%	0.74%
Return on average equity	1.80%	10.50%	10.75%	10.33%	7.04%
Book value, per share	$26.44	$28.66	$28.19	$27.55	$26.99
Market value, per share	$37.36	$35.05	$32.00	$30.45	$28.60
Market value/book value ratio	141.30%	122.30%	113.52%	110.53%	105.97%
Price/earnings multiple	74.72	12.13	10.88	10.88	15.21
Current dividend yield*	2.49%	2.74%	3.00%	2.76%	2.94%
Dividend payout ratio	185.25%	31.66%	30.57%	30.03%	43.56%
Net interest margin	3.72%	3.71%	3.72%	3.69%	3.62%
Nonperforming loans / gross loans	0.28%	0.34%	0.35%	0.58%	0.61%
Nonperforming assets / total assets	0.45%	0.49%	0.55%	0.74%	0.92%
Allowance for loan loss / loans	1.25%	1.27%	1.25%	1.25%	1.24%
Net (recoveries) loans charged-off/average loans	-0.01%	-0.01%	-0.01%	-0.04%	0.33%

* Annualized

GAAP to Non-GAAP Reconcilation
(Dollars and shares in thousands, except per share data), (unaudited)
	Three Months Ended	Twelve Months Ended
	12/31/2017	12/31/2017
Net (loss) income (GAAP)	$(7,263)	$2,176
Plus: legal reserve, net of tax	7,900	7,900
Plus: DTA remeasurement	2,291	2,291
Net income (non-GAAP)	$2,928	$12,367

Weighted average shares outstanding (fully diluted)	4,351	4,359
Diluted (loss) earnings per share (GAAP)	$(1.67)	$0.50
Diluted earnings per share (non-GAAP)	$0.67	$2.84